Lydall, Inc	Telephone 860-646-1233
One Colonial Road	Facsimile 860-646-4917
Manchester, CT 06042-2378	www.lydall.com

Exhibit 99.1
NewsRelease

LYDALL ANNOUNCES FINANCIAL RESULTS
FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2017

MANCHESTER, CT - October 31, 2017 - LYDALL, INC. (NYSE: LDL) today announced financial results for the third quarter ended September 30, 2017.

HIGHLIGHTS - Q3 2017 vs. Q3 2016

GAAP Financials

•	Net sales of $180.0 million, up $24.3 million, or 15.6%, from $155.7 million

•	Technical Nonwovens' Gutsche acquisition contributed $13.9 million, or 8.9%

•	Gross margin of 22.2%, down 230 basis points

•	Operating margin of 8.4%, down 330 basis points

•	Earnings per share ("EPS") of $0.62, down 17.3%, from $0.75

Non-GAAP Financial Measures*

•	Organic sales growth of 2.8%

•	Adjusted gross margin of 22.4%, down 320 basis points

•	Adjusted operating margin of 9.4%, down 370 basis points

•	Adjusted EPS of $0.61, down 29.1%, from adjusted $0.86 per share

•	Adjusted EBITDA margin of 12.9%, down 390 basis points

*Reconciliations of the Non-GAAP financial measures to Lydall’s GAAP financial results are included at the end of this release. See also “Use of Non-GAAP Financial Measures” below.

Dale G. Barnhart, President and Chief Executive Officer, stated, “Lydall delivered over 15% sales growth in the quarter, primarily driven by the Gutsche acquisition. Moreover, we delivered healthy organic sales growth of 2.8%, led by robust organic gains in the Technical Nonwovens segment and continued above-market volume growth in our automotive segments. As expected, adjusted gross margin declined in the third quarter of 2017. Price reductions of approximately 100 basis points, along with unfavorable mix, increased commodity costs and increased labor and overhead expenses each negatively impacted gross margin by approximately 70 basis points compared to the strong performance in the third quarter of 2016.

“We are making good progress executing on our Technical Nonwovens' integration activities and Thermal Acoustical Solutions consolidation, both of which will position us better to serve our customers and improve our cost structure. Also, I am pleased with our strong cash generation during the quarter which has allowed us to pay down an additional $14 million on our domestic credit facility."

Q3 2017 Results

Net sales increased by $24.3 million, or 15.6%, to $180.0 million, compared to $155.7 million in the third quarter of 2016. The Technical Nonwovens ("TNW") segment reported increased net sales of $21.0 million, including $13.9 million from the Gutsche acquisition that occurred on December 31, 2016. TNW’s organic sales growth was 11.7%, led by advanced materials sales and improving filtration demand globally. In the Thermal/Acoustical Metals ("T/A Metals") segment, organic sales growth was 1.7% from growth internationally. The Performance Materials ("PM") segment reported organic sales growth of 0.7% due to improved filtration demand, net of a 1.9% reduction from product termination buys realized in the third quarter of 2016. In the Thermal/Acoustical Fibers ("T/A Fibers") segment, increased volume was offset by lower customer pricing, including approximately 1.5% of adjustments from part design changes, resulting in an organic sales decline of 0.9% in the third quarter of 2017. Global automotive tooling net sales increased $3.4 million, or 2.2%, in advance of new platform launches, primarily in the T/A Metals segment. Foreign currency translation increased net sales by $2.6 million, or 1.7%, in the third quarter of 2017.

Gross margin was 22.2%, compared to 24.5% in the third quarter of 2016, with the reduction principally driven by the T/A Metals segment, and to a lesser extent the T/A Fibers segment. Adjusted gross margin was 22.4%, down 320 basis points from the prior year. The T/A Metals segment negatively impacted consolidated gross margin by 190 basis points primarily due to increased raw material commodity costs, reduced customer pricing, and unfavorable mix associated with both increased tooling sales and the absence of high margin prototype part sales recognized in the third quarter of 2016. Also, to a lesser extent, operational inefficiencies contributed to lower gross margin for T/A Metals in the current quarter compared to the third quarter of 2016. The T/A Fibers segment negatively impacted the consolidated gross margin comparison in the third quarter by 50 basis points primarily due to reduced customer pricing. The TNW segment reported marginal gross margin improvement in the third quarter as a result of lower inventory step-up expenses of $1.5 million, but on an adjusted basis, reported lower gross margin due to unfavorable mix. Gross margin performance in the PM segment was essentially flat in the third quarter of 2017 compared to the same quarter a year ago with material productivity offsetting unfavorable mix.

Operating margin was 8.4%, down 330 basis points with the third quarter of 2016. Lower gross margin as noted above contributed to 230 basis points of the change, coupled with increased selling, product development and administrative expenses of $4.9 million, or 100 basis points. Operating margin in the third quarter of 2017 included $1.4 million, or 80 basis points, of expenses associated with both the previously announced combination of the T/A Metals and T/A Fibers segments and the on-going TNW segment restructuring program. Finally, expenses increased by $0.9 million from higher consulting expenses in support of organic growth initiatives in the third quarter of 2017, which reduced operating margin by 50 basis points. Adjusted operating margin was 9.4%, including the add-back of expenses for TNW acquisition-related inventory step-up, Thermal Acoustical Solutions (“TAS”) consolidation, TNW restructuring and corporate strategic initiatives expenses, compared to 13.1% in the third quarter of 2016.

The Company's effective tax rate was 24.2% compared to 29.7% in the third quarter of 2016. The effective tax rate in the third quarter of 2017 was positively impacted by a net tax benefit of $1.4 million from the completion of a tax audit.

Net income was $10.7 million, or $0.62 per diluted share, compared to $12.8 million, or $0.75 per diluted share in the third quarter of 2016. Adjusted earnings per share was $0.61, compared to a record $0.86 per share in the third quarter of 2016.

Liquidity

Cash flows from operations in the first nine months of 2017 were $46.2 million compared with $47.4 million in the first nine months of 2016, as improved cash from net income was offset by increases in working capital, including tooling inventory in advance of new platform launches and timing of tax payments. Cash was $64.7 million at September 30, 2017, net of $34.0 million paid down on the Company’s domestic credit facility during 2017, leaving availability of $78.4 million on the facility at September 30, 2017.

Outlook

Mr. Barnhart concluded, “Looking forward to the remainder of 2017, we continue to see demand as generally stable in our markets across all segments, and we expect organic growth to be consistent with the third quarter of 2017. We also expect gross margin to be in a range consistent with the third quarter of 2017 and the final quarter of 2016. We remain focused on executing the Technical Nonwovens' integration plan that is expected to reduce operating costs and increase efficiency, and the TAS consolidation, an initiative that is expected to deliver approximately $2.0 million of run-rate cost savings. We expect to report TAS as a single consolidated segment effective January 1, 2018. Last, from a liquidity standpoint, we have ample capacity to support organic growth programs, fund capital investments and pursue attractive acquisitions that will drive profitable growth."

Conference Call

Lydall will host a conference call on November 1, 2017, at 10:00 a.m. Eastern Time to discuss results for its third quarter ended September 30, 2017 as well as general matters related to its businesses and markets. The call may be accessed at (888) 338-7142, from within the U.S., or (412) 902-4181, internationally. In addition, the audio of the call will be webcast live and will be available for replay on the Company's website at www.lydall.com in the Investor Relations' Section. A recording of the call will be available from 12:00 p.m. Eastern Time on November 1, 2017 through 11:59 p.m. Eastern Time, November 8, 2017 at (877) 344-7529, from within the U.S., or (412) 317-0088, internationally, pass code 10113492. Additional information, including a presentation outlining key financial data supporting the conference call, can be found on the Company’s website www.lydall.com under the Investors Relations’ Section.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including organic sales, adjusted gross profit, adjusted gross margin, adjusted operating income, adjusted operating margin, adjusted earnings per share, EBITDA and adjusted EBITDA. The attached financial tables address the non-GAAP measures used in this press release and reconcile non-GAAP measures to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures helps investors gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods or forecasts. Non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact, including statements about the outlook for the remainder of 2017 and into 2018, may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “expectations,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future operating or financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties which include, among others, worldwide economic or political changes that affect the markets that the Company’s businesses serve which could have an effect on demand for the Company’s products and impact the Company’s profitability, challenges encountered by the Company in the integration of the Texel and Gutsche acquisitions, including execution of restructuring programs, challenges encountered in combining the T/A Fibers and

T/A Metals segments, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, changes in international trade agreements, including tariffs and trade restrictions, foreign currency volatility, swings in consumer confidence and spending, unstable economic growth, raw material pricing and supply issues, fluctuations in unemployment rates, retention of key employees, increases in fuel prices, and outcomes of legal proceedings, claims and investigations. Accordingly, the Company’s actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Lydall’s filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of Lydall’s Annual Report on Form 10-K for the year ended December 31, 2016.

These forward-looking statements speak only as of the date of this press release, and Lydall does not assume any obligation to update or revise any forward-looking statement made in this press release or that may from time to time be made by or on behalf of the Company.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut with global manufacturing operations producing specialty engineered products for the thermal/acoustical and filtration/separation markets. For more information, visit http://www.lydall.com. is a registered trademark of Lydall, Inc. in the U.S. and other countries.

-MORE-

For further information:
Brendan Moynihan
Vice President, Financial Planning and Analysis and Investor Relations
Telephone 860-646-1233
Facsimile 860-646-4917
info@lydall.com
www.lydall.com

Summary of Operations
In thousands except per share data
(Unaudited)
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Net sales	$180,041	$155,725	$520,407	$422,660
Cost of sales	140,061	117,532	396,750	316,100
Gross profit	39,980	38,193	123,657	106,560

Selling, product development and administrative expenses	24,819	19,896	73,697	59,062
Operating income	15,161	18,297	49,960	47,498

Interest expense	705	389	2,106	643
Other expense (income), net	408	(218)	1,147	(884)
Income before income taxes	14,048	18,126	46,707	47,739

Income tax expense	3,404	5,392	11,201	15,023
(Income) loss from equity method investment	(31)	(51)	$37	$(51)
Net income	$10,675	$12,785	35,469	32,767

Earnings per share:
Basic	$0.63	$0.76	$2.08	$1.94
Diluted	$0.62	$0.75	$2.05	$1.92

Weighted average number of common shares outstanding	17,055	16,888	17,028	16,859
Weighted average number of common shares and equivalents outstanding	17,267	17,138	17,270	17,084

Summary of Segment Information
and Corporate Office Expenses
In thousands
(Unaudited)
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net Sales

Performance Materials Segment	$29,547	$28,831	$87,599	$85,180
Technical Nonwovens Segment (1)	73,306	52,284	199,322	111,331
Thermal/Acoustical Metals Segment	49,819	44,637	137,484	131,879
Thermal/Acoustical Fibers Segment	35,623	36,429	120,494	112,458
Eliminations and Other (1)	(8,254)	(6,456)	(24,492)	(18,188)
Consolidated Net Sales	$180,041	$155,725	$520,407	$422,660

Operating Income

Performance Materials Segment	$3,063	$3,283	$8,516	$10,102
Technical Nonwovens Segment	8,589	5,662	19,792	12,807
Thermal/Acoustical Metals Segment	1,836	5,451	7,453	13,090
Thermal/Acoustical Fibers Segment	8,716	10,026	33,162	30,980
Corporate Office Expenses	(7,043)	(6,125)	(18,963)	(19,481)
Consolidated Operating Income	$15,161	$18,297	$49,960	$47,498

(1)
Included in the Technical Nonwovens segment and Eliminations and Other is $6.5 million and $4.5 million in intercompany sales to the T/A Fibers segment for the quarters ended September 30, 2017 and 2016, respectively, and $19.5 million and $13.6 million for the nine months ended September 30, 2017 and 2016, respectively.

Financial Position
In thousands except ratio data
(Unaudited)
	September 30, 2017	December 31, 2016

Cash and cash equivalents	$64,706	$71,934
Working capital	$176,704	$165,162
Total debt	$93,250	$128,775
Stockholders' equity	$334,336	$273,456
Total capitalization	$427,586	$402,231
Total debt to total capitalization	21.8%	32.0%

Cash Flows
In thousands	Quarter Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
	2017	2016	2017	2016

Net cash provided by operating activities	$18,397	$14,015	$46,192	$47,422
Net cash used for investing activities	$(4,832)	$(104,582)	$(20,253)	$(120,131)
Net cash (used for) provided by financing activities	$(14,107)	$85,085	$(37,857)	$74,482
Depreciation and amortization	$6,608	$5,430	$19,386	$14,064
Capital expenditures	$(4,850)	$(3,483)	$(19,918)	$(19,032)

Common Stock Data
	Quarter Ended September 30,
	2017	2016

High	$58.65	$53.30
Low	$45.45	$37.96
Close	$57.30	$51.13

During the third quarter of 2017, 4,130,003 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

Non-GAAP Measures
In thousands except ratio and per share data
(Unaudited)

The following tables address the non-GAAP measures used in this press release and reconcile the non-GAAP measures to the most directly comparable GAAP measures:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net sales	$180,041	$155,725	$520,407	$422,660

Gross Profit, as reported	$39,980	$38,193	$123,657	$106,560
Inventory step-up purchase accounting adjustments	83	1,607	1,108	1,607
Automotive segments consolidation expenses	121	—	121	—
Severance expenses	—	—	459	—
TNW restructuring expenses	166	—	240	—
Gross Profit, adjusted	$40,350	$39,800	$125,585	$108,167

Gross Margin, as reported	22.2%	24.5%	23.8%	25.2%
Gross Margin, adjusted	22.4%	25.6%	24.1%	25.6%

Operating income, as reported	$15,161	$18,297	$49,960	$47,498
Strategic initiatives expenses	326	537	471	2,645
Inventory step-up purchase accounting adjustments	83	1,607	1,108	1,607
Automotive segments consolidation expenses	1,197	—	1,197	—
Severance expenses	—	—	987	—
TNW restructuring expenses	154	—	447	—
Operating income, adjusted	$16,921	$20,441	$54,170	$51,750

Operating margin, as reported	8.4%	11.7%	9.6%	11.2%
Operating margin, adjusted	9.4%	13.1%	10.4%	12.2%

Diluted earnings per share, reported	$0.62	$0.75	$2.05	$1.92
Strategic initiatives expenses	$0.02	$0.03	$0.03	$0.15
Inventory step-up purchase accounting adjustments	$—	$0.09	$0.06	$0.09
Severance expenses	$—	$—	$0.06	$—
TNW restructuring expenses	$0.01	$—	$0.02	$—
Automotive segments consolidation expenses	$0.07	$—	$0.07	$—
Tax effect of above adjustments	$(0.03)	$(0.04)	$(0.07)	$(0.08)
Discrete tax adjustments	$(0.08)	$0.03	$(0.08)	$0.03
Diluted earnings per share, adjusted	$0.61	$0.86	$2.14	$2.11

This press release reports adjusted results for the quarters and nine months ended September 30, 2017 and 2016, which excludes strategic initiatives expenses, purchase accounting adjustments related to inventory step-up in the Technical Nonwovens segment, expenses associated with the planned combination of the T/A Metals and T/A Fibers segments, severance expenses for reductions in force in the Thermal/Acoustical Metals and Technical Nonwovens segments, restructuring expenses in the Technical Nonwovens segment and discrete tax adjustments.

EBITDA
In thousands except ratio data
(Unaudited)

	For the Quarters Ended September 30,
	2017	% of sales	2016	% of sales

Net income	$10,675		$12,785
Interest expense	705		389
Income tax expense	3,404		5,392
Depreciation and amortization	6,608		5,430
EBITDA	$21,392	11.9%	$23,996	15.4%

Strategic initiatives expenses	326		537
Inventory step-up purchase accounting adjustments	83		1,607
Automotive segments consolidation expenses	1,197		—
TNW restructuring expenses	154		—
EBITDA, adjusted	$23,152	12.9%	$26,140	16.8%

	For the Nine Months Ended September 30,
	2017	% of sales	2016	% of sales

Net income	$35,469		$32,767
Interest expense	2,106		643
Income tax expense	11,201		15,023
Depreciation and amortization	19,386		14,064
EBITDA	$68,162	13.1%	$62,497	14.8%

Strategic initiatives expenses	471		2,645
Inventory step-up purchase accounting adjustments	1,108		1,607
Automotive segments consolidation expenses	1,197		—
Severance expenses	987		—
TNW restructuring expenses	447		—
EBITDA, adjusted	$72,372	13.9%	$66,749	15.8%

This press release reports earnings before interest, taxes, depreciation and amortization ("EBITDA") for the quarters and nine months ended September 30, 2017 and 2016 and adjusted EBITDA which excludes strategic initiatives expenses, purchase accounting adjustments related to inventory step-up in the Technical Nonwovens segment, expenses associated with the planned combination of the T/A Metals and T/A Fibers segments, severance expenses for reductions in force in the Thermal/Acoustical Metals and Technical Nonwovens segments and restructuring expenses in the Technical Nonwovens segment.

Organic Sales
(Unaudited)

	Quarter Ended September 30, 2017
	Performance Materials	Technical Nonwovens	Thermal/Acoustical Metals	Thermal/Acoustical Fibers	Consolidated
Sales growth, as reported	2.5%	40.2%	11.6%	(2.2)%	15.6%
Acquisitions	—%	26.6%	—%	—%	8.9%
Change in tooling sales	—%	—%	7.4%	(1.3)%	2.2%
Foreign currency translation	1.8%	1.9%	2.5%	—%	1.7%
Organic sales growth	0.7%	11.7%	1.7%	(0.9)%	2.8%

	Nine Months Ended September 30, 2017
	Performance Materials	Technical Nonwovens	Thermal/Acoustical Metals	Thermal/Acoustical Fibers	Consolidated
Sales growth, as reported	2.8%	79.0%	4.2%	7.1%	23.1%
Acquisitions	—%	65.7%	—%	—%	17.3%
Change in tooling sales	—%	—%	(0.7)%	(0.7)%	(0.2)%
Foreign currency translation	(0.2)%	(1.3)%	(0.3)%	—%	(0.5)%
Organic sales growth	3.0%	14.6%	5.2%	7.8%	6.5%

This press release provides information regarding organic sales change, defined as net sales change excluding (1) sales from acquired businesses (2) the impact of foreign currency translation and (3) tooling sales. Management believes that the presentation of organic sales change is useful to investors because it enables them to assess, on a consistent basis, sales trends related to the Company selling products to customers, without the impact of foreign currency rate changes that are not under management's control and do not reflect the performance of the Company and management. Tooling sales are excluded because tooling revenue is not generated from selling the Company's products to customers, but rather is reimbursement from our customers for the design and production of tools used by the Company in our manufacturing processes. Tooling sales can be sporadic and may mask underlying business conditions and obscure business trends.